Nicor Inc.
Form 8-K
Exhibit 99.1

Chairman’s Remarks
Nicor Inc.
Annual Meeting of Shareholders
June 14, 2011  10:30 A.M.

CHAIRMAN’S REMARKS – BUSINESS INITIATIVES

My prepared remarks this morning will focus on two primary topics.  First, I’ll discuss our merger transaction with AGL Resources.  And second, I’ll give an overview of our businesses.

Before I get started, I’m obligated under Securities and Exchange Commission (“SEC”) regulations to remind you that my remarks will include forward-looking statements.  We believe these statements are based on reasonable assumptions, but actual results may vary materially from stated expectations.  Information concerning the factors that could cause materially different results can be found in our most recent periodic report filed with the SEC.

NICOR’S MERGER WITH AGL RESOURCES

As you know, in December, we entered into a merger agreement with AGL Resources.  This merger will combine two great companies, creating a new leader in the U.S. natural gas industry, with 4.5 million utility customers in seven states, and a complementary suite of unregulated wholesale and retail energy businesses.  Our combination with AGL Resources will not only make us much larger, we believe the merger will establish a platform for growth that is superior to what either company could achieve on its own.

For you, our stockholders, I am pleased that this transaction provides a significant up-front premium.  Shareholders will receive $21.20 in cash in addition to a 0.8382 share of AGL Resources stock for each share of Nicor.  So, for every 100 shares of Nicor that you own, you’ll receive $2,120 and just over 83 shares of AGL Resources stock.  This merger consideration represented a value of $53.89 based on the closing price of AGL Resources common stock on June 10th and represented a premium of about 24% to Nicor’s early-December stock price before the merger was announced.  In addition, this transaction also provides our shareholders with an estimated 35% dividend increase.  I believe that this transaction has clearly maximized value for our shareholders.

In connection with the transaction, AGL Resources has agreed to establish its national gas distribution headquarters right here in Illinois.  Importantly, they have also committed to maintaining jobs at Nicor Gas to ensure that our well-deserved reputation for providing low-cost, high-

quality service will continue.  This means that our 2.2 million natural gas utility customers will be able to continue to rely on the same local gas company, and will continue to receive the same safe, reliable, cost-effective service, from the same people whom they’ve come to know and trust.  Moreover, AGL will also continue Nicor’s tradition of contributing to the well-being of Illinois communities by honoring our current philanthropic and civic commitments.

In short, I am extremely pleased with this transaction, because it provides compelling benefits to all of our key constituencies – our shareholders, our customers, our employees, and the communities that we serve.

With shareholders voting overwhelmingly to approve this combination, we’ve taken another important step towards the completion of the transaction.  Going forward from today, our focus will remain on obtaining the necessary regulatory approvals.  We have already cleared several regulatory requirements.  In April, we were granted early termination of the Hart-Scott-Rodino (“HSR”) review by the Federal Trade Commission and Department of Justice.  In May, we received the requested regulatory approvals from the California Public Utilities Commission (“CPUC”).  We are continuing to work on the other regulatory approvals.  In January, we and AGL Resources filed our joint application with the Illinois Commerce Commission (“ICC”) for approval of the proposed merger.  We have had several rounds of testimony in this proceeding, and we will continue to work with the ICC staff and other parties to resolve the issues that they have brought forth.  Nicor Gas has a long history of providing safe, reliable, low-cost service to our customers.  Our distribution rates are almost 40% lower than the average for all major utilities in Illinois, and we consistently have the lowest gas costs.  As a result of this longstanding and relentless focus on efficiency, Nicor Gas customers enjoy hundreds of millions of dollars a year in savings.  We are confident that our combination with AGL will not merely continue this tradition, but enhance it.  The ICC has eleven months to act upon the merger application—which would take us to mid-December 2011.  There may or may not be opportunities to shorten that period, but I don’t want to prejudge what the Commission will do, or its time schedule.

Of course, as we work to complete the merger, we will also continue to concentrate on running our core businesses and achieving our 2011 priorities.

BUSINESS OVERVIEW – WE DELIVER FOR YOU

Which brings me to my second topic, a brief overview of our business performance.  Despite the challenging economy, Nicor’s 2010 $3.02 of earnings per share (“EPS”) were very good.  These consolidated results for 2010 EPS were, in fact, the second highest in company history.  In 2010, Nicor also continued to generate strong cash flow, with EBITDA (earnings before interest, income taxes, depreciation and amortization) of nearly $450 million.  We also maintained our traditionally high returns on equity – earning 13% in 2010 – which put us among the top performers in the gas distribution sector.  And we continued to pay a solid dividend (yielding about 3.7%) to our shareholders – something we have done without interruption now for over 57 years.  In addition, our stock provided shareholders with an excellent total return in 2010 of approximately 24% that was also among the highest in the gas distribution industry.

Over the years, we have worked hard to shape Nicor into the business that it is today.  We have been disciplined and systematic in our approach, with strategies focused on maximizing value for our shareholders.  I believe that we have been successful.  Since early 2005, Nicor’s stock has generated a 10% annualized return, compared to a 3% annualized return for the S&P 500, and a 6% annualized return for the

S&P 500 Utilities Index.  During this timeframe, we achieved 5 of the 6 highest EPS years in the company’s history, with operating income growing by 71%.  We also maintained our “AA” credit ratings that are the highest in the entire gas distribution industry.  Our average ROE over this period exceeded 14%.  Over this time period, we also reinvested nearly $1.3 billion back into our businesses, and we remained at or near the top of most operating and gas procurement efficiency measures.  As impressive as these numbers are, I am particularly proud that Nicor and its employees contributed $11M to philanthropic organizations during this timeframe.  Nicor’s fundamental financial and operational strengths, together with our success in maintaining our disciplined, execution-oriented strategy, have benefited all of our stakeholders.

While these attributes have been essential to our success, the one key, indispensible ingredient has been our employees, and the exceptional dedication, teamwork, and expertise that they bring to their jobs each and every day.  Nicor employees are intensely focused on providing value to our customers, solid returns to our shareholders, and contributions of time, money and talent to our communities.  In 2010 alone, Nicor and our employees contributed over $2 million – and thousands of volunteer hours – to worthy causes throughout northern

Illinois.  Some of those efforts were on display in the video that we were playing this morning, and I hope that all of you had the opportunity to see that video.

I would also be remiss if I did not thank our Board of Directors for their support and guidance.  Nicor’s Board has been a significant contributor to our success whether the issues involved the day-to-day running of our businesses; our on going-strategic reviews; or our transformative combination with AGL Resources.  The Board has put me and our entire management team through our paces, continuously asking tough questions, probing our responses, and providing invaluable guidance.  The Board’s hard work and engagement have helped make management better, and have contributed enormously to Nicor’s success.

At this juncture I also have to say a few more words about Nicor’s employees.  It was obvious to me when I first came to Nicor over a decade ago that Nicor was a special place.  And I’m happy to say that today, 11 years after I first arrived here, Nicor remains a tremendous organization.  That is not the result of chance or of accident.  It is the direct result of the hard work and dedication of thousands of Nicor employees all joined in common cause.  Nicor people are a special breed, and they are what make Nicor such a special place.  Nicor employees care deeply about Nicor, about its customers, its shareholders, and the communities that we serve.  And now, as my career here at Nicor approaches its conclusion, I can say without reservation that it has been a privilege and a pleasure to work with such a wonderful team.  I am humbled and inspired by their example.

Finally, I speak for our entire Board of Directors and management team when I thank you, our shareholders, for your support and your confidence over the years.  We have done our best to be wise stewards of your investment, and to earn the trust and confidence that investment represents.  As we move forward from today, you can be assured that we will stay fully and intensely focused on continuing to earn that trust and confidence.